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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

                                                    SEC File Number 33-19992-LA

                                                       CUSIP Number 635852 10 6


(CHECK ONE):  /X/Form 10-K and Form 10-KSB  / /Form 20-F   / /Form 11-K
              / /Form 10-Q and Form 10-QSB  / /Form N-SAR

              For Period Ended:  December 31, 1996
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                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                 ------------------------------
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
               VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

National Equities Holdings, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

616 F.M. 1960 West, Suite 200
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Address of Principal Executive Office (Street and Number)

Houston, Texas 77090
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City, State and Zip Code

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PART II -- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
/X/    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

On April 5, 1993 a Form 15 was filed under Rule 12h-3(b)(1)(I) for the Suspension of Duty to File Reports under Section 15(d). In August 1996, the Company acquired certain assets of a private company in exchange for shares of its common stock. A determination of the total assets as of December 31, 1996 has not yet been made; therefore, it is unclear at this time whether the class of securities meets the eligibility requirements of Rule 12h-3(b). Necessary filing information is being compiled in order to determine whether to file a Form 10-K, and if so, to file a complete and accurate report.


                                               (ATTACH EXTRA SHEETS IF NEEDED)
                                                               SEC 1344 (6/84)



PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Bill S. McGowen                (281)              583-1280
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                    (Name)                (Area Code)      (Telephone Number)

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(2) Have all other periodic reports required under Section 13 or 15(d) of the
    Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).                           / / Yes  /X/ No

    On April 5, 1993 a Form 15 was filed under Rule 12h-3(b)(1)(I) for the Suspension of Duty to File Reports under Section 15(d).
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       NATIONAL EQUITIES HOLDINGS, INC.
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                 (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


    Date   April 30, 1996                         By   /s/ Bill S. McGowen
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                                                     Bill S. McGowen, President